UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2015

UFP Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12648	04-2314970
(Commission File Number)	(IRS Employer Identification No.)

172 East Main Street, Georgetown, MA	01833-2107
(Address of Principal Executive Offices)	(Zip Code)

(978) 352-2200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                                           Costs Associated With Exit or Disposal Activities.

On March 18, 2015, UFP Technologies, Inc. (“UFP” or the “Company”) committed to move forward with a plan to cease operations at its Raritan, New Jersey plant and consolidate operations into its Newburyport, Massachusetts facility and other UFP facilities. The Company’s decision was in response to a continued decline in business at the facility and the recent purchase of the 137,000 square foot facility in Newburyport.  The Company expects the activities related to this consolidation to be completed on or before October 31, 2015.

The Raritan plant currently has approximately 29 employees, most of whom have been offered employment at other UFP facilities.  Severance will also be available for those employees who choose not to transfer and who will remain with the Company through the transition.

The Company expects to incur approximately $1.1 million in one-time expenses in connection with the consolidation. Included in this amount are approximately $360,000 of expenses the Company expects to incur relating to employee severance payments and training costs, approximately $600,000 in moving expenses and expenses associated with vacating the Raritan property, and approximately $100,000 in lease termination costs.  Total cash charges are estimated at $1.0 million.  The Company expects annual cost savings of approximately $400,000 as a result of the plant consolidation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 24, 2015	UFP TECHNOLOGIES, INC.

	By:	/s/ Ronald J. Lataille
Ronald J. Lataille, Chief Financial Officer and Senior Vice President